Exhibit 4.9

Supplementary Agreement to the Loan Agreement

The Supplemental Agreement to the Loan Agreement (hereinafter referred to as the “Supplemental Agreement”) is entered into by the following parties on 25 September 2022:

1.	Shanghai Che Lin Information Technology Centre (Limited Partnership) (hereinafter referred to as “Shanghai Che Lin”)

Registered address: Room D1-6112, 58 Fumin Branch Road, Hengsha Township, Chongming District, Shanghai (Shanghai Hengtai Economic Development Zone)

2.	Xin Cheng (Shanghai) Information Technology Co., Ltd. (hereinafter referred to as “Lender”)

Registered address: 1F, Building 1, No. 977 Shangfeng Road, Pudong New Area, Shanghai

(the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”)

Whereas:

1)

Shanghai Che Lin, Lender, Xinrong Zhihui Technology Development Co., Ltd. (formerly known as Xinjiang Xinrong Zhihui Equity Investment Co., Ltd., hereinafter referred to as the “Transferor”) and other related parties entered into the Loan Agreement dated 4 August, 2020 (hereinafter referred to as “Loan Agreement”).

2)

Shanghai Che Lin signed an Equity Transfer Agreement with the Transferor on 9 September, 2022, under which the Transferor transferred its entire equity of 3.5860% in the Company (corresponding to the registered capital of the Company of RMB1,654,500) to Shanghai Che Lin. Shanghai Che Lin now holds 85.0570% of the Company’s equity (corresponding to the registered capital of RMB 39,239,348).

In view of the foregoing, the Parties to this Supplemental Agreement, in accordance with the relevant laws and regulations of the People’s Republic of China, have agreed by consensus to the following Supplemental Agreement terms for compliance:

1.

The Transferor has transferred all its equity in the Company to Shanghai Che Lin, and the Transferor shall no longer be deemed as a Party to the Loan Agreement, and all of its rights and obligations under the Loan Agreement shall be assumed by Shanghai Che Lin.

2.	This Supplemental Agreement is a supplement to the Loan Agreement, and any matters not covered by this Supplemental Agreement shall be as agreed in the Loan Agreement.

3.

Any dispute arising under and in connection with this Supplemental Agreement shall be settled by agreement between the Parties, and if the parties are unable to reach agreement within thirty (30) days after the dispute arises, either Party may submit the dispute to the Shanghai Arbitration Commission for settlement by arbitration in accordance with its arbitration rules then in effect. The arbitration place shall be Shanghai and the arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties to this Supplemental Agreement.

4.	The Loan Agreement shall continue to be effective, but in the event of any conflict between this Supplemental Agreement and the Loan Agreement, this Supplemental Agreement shall prevail.

5.	This Supplemental Agreement shall be effective on the date first above written upon proper execution by the Parties and may not be changed or terminated without the written consent of the Parties.

6.	This Supplementary Agreement is executed in two counterparts, one for each Party, with equal legal effect.

(The remainder is intentionally left blank, and the following is the signature page of this Supplementary Agreement)

[Supplemental Agreement to the Loan Agreement Signature Page]

IN WITNESS whereof this Supplemental Agreement has been duly executed by the Parties on the date and place first above written.

Shanghai Che Lin Information Technology Centre (Limited Partnership)

(seal)

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Position:

Xin Cheng (Shanghai) Information Technology Co., Ltd.

(seal)

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Position: